------------------------------
                                                           OMB APPROVAL
                                                  OMB Number     3235-0145
                                                  Expires:  December 31, 1997
                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                  ------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                              INITIAL SCHEDULE 13G




                    Under the Securities Exchange Act of 1934



                             Electronics for Imaging
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    286082102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check here if a fee is being paid with this statement: . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













                               PAGE 1 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   286082102                 13G                 Page  2  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, BD, IA, HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   286082102                 13G                 Page  3  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   286082102                 13G                 Page  4  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Asset Management
          I.R.S. No.   04-3279774
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  |_|
                                                                        (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   286082102                 13G                 Page  5  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 11 PAGES

---------------------                                     ----------------------
CUSIP No.   286082102                 13G                 Page  6  of  11  Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Advisers, Inc.
          I.R.S. No. 04-2441573
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 1,300,000

                   -------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                            -0-
                   -------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  1,300,000

                   -------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,300,000
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 11 PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


     Item 1(a)      Name of Issuer:
                    Electronics for Imaging

     Item 1(b)      Address of Issuer's Principal Executive Offices:
                    2855 Campus Drive
                    San Mateo, CA 94403

     Item 2(a)      Name of Person Filing:
                    This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM's wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

     Item 2(b)      Address of the Principal Offices:
                    The principal business offices of JHMLICO, JHSI and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principle business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

     Item 2(c)      Citizenship:
                    JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.

     Item 2(d)      Title of Class of Securities:
                    Common Stock

     Item 2(e)      CUSIP Number:
                    286082102

     Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                    JHMLICO:  (a) (X)   Broker or Dealer registered under ss.15
                                        of the Act.

                              (c) (X)   Insurance Company as defined in
                                        ss.3(a)(19) of the Act.

                              (e) (X) Investment Adviser registered under ss.203 of the Investment Advisers Act of 1940.

                              (g) (X) Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G).


                               PAGE 7 OF 11 PAGES

                    JHSI:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    JHAM:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    TBFG:     (g) (X)   Parent Holding Company, in accordance
                                        with ss.240.13d-1(b)(ii)(G).

                    JHA:      (e) (X)   Investment Adviser registered under
                                        ss.203 of the Investment Advisers Act of 1940.
     Item 4         Ownership:

                    (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 1,300,0000 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI, JHAM and TBFG have indirect, beneficial ownership of these same shares.

                    (b)  Percent of Class:  5.0%

                    (c)  (i)       sole power to vote or to direct the vote:
                                   JHA has sole power to vote or direct the vote of the 1,300,000 shares of Common Stock under the Advisory Agreements as follows:

                                                               Date of
                                                  Number       Advisory
          Fund Name                               of Shares    Agreement
          ---------                               ---------    ---------
John Hancock Global Technology Fund                50,000      December 2, 1996
John Hancock Growth Fund                           50,000      July 1, 1996
John Hancock Special Equities Fund              1,200,000      January 1, 1994

                         (ii)      shared power to vote or to direct the vote:
                                   -0-

                         (iii) sole power to dispose or to direct the disposition of:
                                   JHA has sole power to dispose or to direct the disposition of the 1,300,000 shares of Common Stock under the Advisory Agreements noted in Item 4(c)(i) above.

                         (iv) shared power to dispose or to direct the disposition of: -0-

     Item 5         Ownership of Five Percent or Less of a Class:
                    Not applicable.

     Item 6         Ownership  of More than Five  Percent  on Behalf of  Another
                    Person:
                    See Item 4.

     Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    See Items 3 and 4 above.



                               PAGE 8 OF 11 PAGES

     Item 8         Identification and Classification of Members of the Group:
                    Not applicable.

     Item 9         Notice of Dissolution of a Group:
                    Not applicable.

     Item 10        Certification:
                    By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.































                               PAGE 9 OF 11 PAGES

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      John Hancock Mutual Life Insurance Company
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: February 3, 1997               Title:   Senior Vice President & Treasurer


                                      John Hancock Subsidiaries, Inc.
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: February 3, 1997               Title:   Treasurer


                                      John Hancock Asset Management
                                      By:      /s/ James H. Young
                                      Name:    James H. Young
Dated: February 3, 1997               Title:   Secretary


                                      The Berkeley Financial Group
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: February 3, 1997               Title:   Vice President


                                      John Hancock Advisers, Inc.
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: February 3, 1997               Title:   Vice President


                               PAGE 10 OF 11 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Electronics for Imaging is filed on behalf of each of them.


                                      John Hancock Mutual Life Insurance Company
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: February 3, 1997               Title:   Senior Vice President & Treasurer


                                      John Hancock Subsidiaries, Inc.
                                      By:      /s/ John T. Farady
                                      Name:    John T. Farady
Dated: February 3, 1997               Title:   Treasurer


                                      John Hancock Asset Management
                                      By:      /s/ James H. Young
                                      Name:    James H. Young
Dated: February 3, 1997               Title:   Secretary


                                      The Berkeley Financial Group
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: February 3, 1997               Title:   Vice President


                                      John Hancock Advisers, Inc.
                                      By:      /s/ Susan S. Newton
                                      Name:    Susan S. Newton
Dated: February 3, 1997               Title:   Vice President

                               PAGE 11 OF 11 PAGES